This pricing supplement, which is not complete and may be changed, relates to an effective Registration Statement under the Securities Act of 1933.  This pricing supplement and the accompanying product supplement, prospectus supplement and prospectus are not an offer to sell these notes in any country or jurisdiction where such an offer would not be permitted.
SUBJECT TO COMPLETION, DATED November 30, 2021
Preliminary Pricing Supplement - Subject to Completion
(To Prospectus dated December 31, 2019,
Prospectus Supplement dated December 31, 2019 and
Product Supplement EQUITY-1 dated January 3, 2020)
Dated November  , 2021
Filed Pursuant to Rule 424(b)(2) Series A Registration Statement No. 333-234425

BofA Finance LLC $---- Trigger Callable Contingent Yield Notes
Linked to the Least Performing of the SPDR® S&P 500® ETF Trust, the iShares® Russell 2000 ETF and the iShares® MSCI EAFE ETF Due December 3, 2026
Fully and Unconditionally Guaranteed by Bank of America Corporation

Investment Description
The Trigger Callable Contingent Yield Notes linked to the least performing of the SPDR® S&P 500® ETF Trust, the iShares® Russell 2000 ETF and the iShares® MSCI EAFE ETF (each, an “Underlying”) due December 3, 2026 (the “Notes”) are senior unsecured obligations issued by BofA Finance LLC (“BofA Finance” or the “issuer”), a direct, wholly-owned subsidiary of Bank of America Corporation (“BAC” or the “Guarantor”), which are fully and unconditionally guaranteed by the Guarantor. The Notes will pay a Contingent Coupon Payment on each quarterly Coupon Payment Date if, and only if, the Current Underlying Price of the Least Performing Underlying on the related quarterly Observation Date is greater than or equal to its Coupon Barrier. If the Current Underlying Price of the Least Performing Underlying on the applicable quarterly Observation Date is less than its Coupon Barrier, no Contingent Coupon Payment will accrue or be paid on the related Coupon Payment Date. Beginning in March 2022, on any Coupon Payment Date prior to the Maturity Date, the issuer may, in its sole discretion, call the Notes in whole, but not in part, and pay you the Stated Principal Amount plus any Contingent Coupon Payment otherwise due on such Coupon Payment Date, and no further amounts will be owed to you. If the Notes have not previously been called, at maturity, the amount you receive will depend on the Final Value of the Least Performing Underlying on the Final Observation Date. If the Final Value of the Least Performing Underlying on the Final Observation Date is greater than or equal to its Downside Threshold, you will receive the Stated Principal Amount at maturity (plus any final Contingent Coupon Payment otherwise due on the Maturity Date). However, if the Notes have not been called prior to maturity and the Final Value of the Least Performing Underlying on the Final Observation Date is less than its Downside Threshold, you will receive less than the Stated Principal Amount at maturity, resulting in a loss that is proportionate to the decline in the Current Underlying Price of the Least Performing Underlying from the Trade Date to the Final Observation Date, up to a 100% loss of your investment. On each Observation Date, the “Least Performing Underlying” is the Underlying with the lowest Underlying Return from the Trade Date to that Observation Date. Investing in the Notes involves significant risks. You may lose a substantial portion or all of your initial investment. All payments on the Notes will be based solely on the performance of the Least Performing Underlying. You will not benefit in any way from the performance of the other Underlying. You will therefore be adversely affected if any Underlying performs poorly, regardless of the performance of the other Underlyings. You will not receive dividends or other distributions paid on any shares of the Underlyings or stocks included in the Underlyings or participate in any appreciation of any Underlying. The contingent repayment of the Stated Principal Amount applies only if you hold the Notes to maturity or earlier call by the issuer. Any payment on the Notes, including any repayment of the Stated Principal Amount, is subject to the creditworthiness of BofA Finance and the Guarantor and is not, either directly or indirectly, an obligation of any third party.

Features				Key Dates[1]
❑   Contingent Coupon Payment — We will pay you a Contingent Coupon Payment on each quarterly Coupon Payment Date if, and only if, the Current Underlying Price of the Least Performing Underlying on the related Observation Date is greater than or equal to its Coupon Barrier. Otherwise, no Contingent Coupon Payment will be paid for that quarter.
❑   Issuer Callable — Beginning in March 2022, on any Coupon Payment Date prior to the Maturity Date, the issuer may, in its sole discretion, call the Notes in whole, but not in part, and pay you the Stated Principal Amount plus any Contingent Coupon Payment otherwise due on such Coupon Payment Date. If the Notes are not called, investors will have full downside market exposure to the Least Performing Underlying at maturity.
❑   Downside Exposure with Contingent Repayment of Principal at Maturity — If the Notes are not called prior to maturity and the Final Value of the Least Performing Underlying on the Final Observation Date is greater than or equal to its Downside Threshold, you will receive the Stated Principal Amount at maturity (plus any final Contingent Coupon Payment otherwise due on the Maturity Date). However, if the Final Value of the Least Performing Underlying on the Final Observation Date is less than its Downside Threshold, you will receive less than the Stated Principal Amount of your Notes at maturity, resulting in a loss that is proportionate to the decline in the Current Underlying Price of the Least Performing Underlying from the Trade Date to the Final Observation Date, up to a 100% loss of your investment.
Any payment on the Notes is subject to the creditworthiness of BofA Finance and the Guarantor.
				Trade Date[2] Issue Date[2] Observation Dates[3] Final Observation Date[3] Maturity Date	November 30, 2021 December 3, 2021 Quarterly, beginning on February 28, 2022 November 30, 2026 December 3, 2026
[1]     Subject to change and will be set forth in the final pricing supplement relating to the Notes.
[2]     See “Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement for additional information.
[3]     See page PS-6 for additional details.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. BOFA FINANCE IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT AT MATURITY, AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BOFA FINANCE THAT IS GUARANTEED BY BAC.  YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “RISK FACTORS’’ BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT, PAGE PS-5 OF THE ACCOMPANYING PRODUCT SUPPLEMENT, PAGE S-5 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PAGE 7 OF THE ACCOMPANYING PROSPECTUS BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering
We are offering Trigger Callable Contingent Yield Notes linked to the least performing of the SPDR® S&P 500® ETF Trust, the iShares® Russell 2000 ETF and the iShares® MSCI EAFE ETF due December 3, 2026. Any payment on the Notes will be based on the performance of the Least Performing Underlying. The Initial Values, Coupon Barriers and Downside Thresholds will be determined on the Trade Date. The Notes are our senior unsecured obligations, guaranteed by BAC, and are offered for a minimum investment of 100 Notes (each Note corresponding to $10.00 in Stated Principal Amount) at the Public Offering Price described below.

Underlyings	Contingent Coupon Rate	Initial Values	Coupon Barriers	Downside Thresholds	CUSIP / ISIN
SPDR® S&P 500® ETF Trust (Ticker: SPY)	8.15% per annum		, which is 70% of the Initial Value	, which is 65% of the Initial Value	09710E333 / US09710E3339
iShares® Russell 2000 ETF (Ticker: IWM)			, which is 70% of the Initial Value	, which is 65% of the Initial Value
iShares® MSCI EAFE ETF (Ticker: EFA)			, which is 70% of the Initial Value	, which is 65% of the Initial Value
See “Summary” in this pricing supplement. The Notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.
None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these Notes or the guarantee, or passed upon the adequacy or accuracy of this pricing supplement, or the accompanying product supplement, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense. The Notes and the related guarantee of the Notes by the Guarantor are unsecured and are not savings accounts, deposits, or other obligations of a bank. The Notes are not guaranteed by Bank of America, N.A. or any other bank, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and involve investment risks.
	Public Offering Price	Underwriting Discount(1)	Proceeds (before expenses) to BofA Finance
Per Note	$10.00	$0.15	$9.85
Total	$	$	$
(1) The underwriting discount is $0.15 per Note. BofA Securities, Inc. (“BofAS”), acting as principal, expects to purchase from BofA Finance, and BofA Finance expects to sell to BofAS, the aggregate principal amount of the Notes set forth above for $9.85 per Note. UBS Financial Services Inc. (“UBS”), acting as a selling agent for sales of the Notes, expects to purchase from BofAS, and BofAS expects to sell to UBS, all of the Notes for $9.85 per Note. UBS will receive an underwriting discount of $0.15 per Note for each Note it sells in this offering.  UBS proposes to offer the Notes to the public at a price of $10.00 per Note. For additional information on the distribution of the Notes, see “Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement.
The initial estimated value of the Notes will be less than the public offering price. The initial estimated value of the Notes as of the Trade Date is expected to be between $9.40 and $9.80 per $10 in Stated Principal Amount. See “Summary” on page PS-4 of this pricing supplement, “Risk Factors” beginning on page PS-7 of this pricing supplement and “Structuring the Notes” on page PS-25 of this pricing supplement for additional information. The actual value of your Notes at any time will reflect many factors and cannot be predicted with accuracy.
UBS Financial Services Inc.	BofA Securities

Additional Information about BofA Finance LLC, Bank of America Corporation and the Notes
You should read carefully this entire pricing supplement and the accompanying product supplement, prospectus supplement and prospectus to understand fully the terms of the Notes, as well as the tax and other considerations important to you in making a decision about whether to invest in the Notes. In particular, you should review carefully the section in this pricing supplement entitled “Risk Factors,” which highlights a number of risks of an investment in the Notes, to determine whether an investment in the Notes is appropriate for you.  If information in this pricing supplement is inconsistent with the product supplement, prospectus supplement or prospectus, this pricing supplement will supersede those documents. You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any of the Notes.
The information in the “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. You should rely only on the information contained in this pricing supplement and the accompanying product supplement, prospectus supplement and prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. None of us, the Guarantor, BofAS or UBS is making an offer to sell these Notes in any jurisdiction where the offer or sale is not permitted.  You should assume that the information in this pricing supplement and the accompanying product supplement, prospectus supplement, and prospectus is accurate only as of the date on their respective front covers.
Certain terms used but not defined in this pricing supplement have the meanings set forth in the accompanying product supplement, prospectus supplement and prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this pricing supplement to “we,” “us,” “our,” or similar references are to BofA Finance, and not to BAC (or any other affiliate of BofA Finance).
The above-referenced accompanying documents may be accessed at the following links:
♦
Product supplement EQUITY-1 dated January 3, 2020:
https://www.sec.gov/Archives/edgar/data/70858/000119312520001483/d836196d424b5.htm
♦
Series A MTN prospectus supplement dated December 31, 2019 and prospectus dated December 31, 2019:
https://www.sec.gov/Archives/edgar/data/70858/000119312519326462/d859470d424b3.htm
The Notes are our senior debt securities. Any payments on the Notes are fully and unconditionally guaranteed by BAC. The Notes and the related guarantee are not insured by the Federal Deposit Insurance Corporation or secured by collateral. The Notes will rank equally in right of payment with all of our other unsecured and unsubordinated obligations, and the related guarantee will rank equally in right of payment with all of BAC’s other unsecured and unsubordinated obligations, in each case, except obligations that are subject to any priorities or preferences by law. Any payments due on the Notes, including any repayment of the principal amount, will be subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

Investor Suitability
The Notes may be suitable for you if, among other considerations:
♦
You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire investment.
♦
You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that will have the full downside market risk of an investment in the Least Performing Underlying.
♦
You understand and accept the risks associated with the Underlyings.
♦
You are willing to accept the individual market risk of each Underlying and understand that any decline in the price of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the price of any other Underlying.
♦
You believe the Current Underlying Price of each Underlying is likely to be greater than or equal to its Coupon Barrier on the Observation Dates, and, if the Current Underlying Price of any Underlying is not, you can tolerate receiving few or no Contingent Coupon Payments over the term of the Notes.
♦
You believe the Final Value of each Underlying will be greater than or equal to its Downside Threshold on the Final Observation Date, and, if the Final Value of any Underlying is below its Downside Threshold on the Final Observation Date, you can tolerate a loss of all or a substantial portion of your investment.
♦
You can tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Least Performing Underlying.
♦
You understand that your return will be based on the performance of the Least Performing Underlying and you will not benefit from the performance of any other Underlying.
♦
You are willing to hold Notes that may be called early by the issuer in its sole discretion on any Coupon Payment Date on or after the March 2022 Coupon Payment Date (other than the Maturity Date) regardless of the Current Underlying Price of any Underlying, and you are otherwise willing to hold such Notes to maturity.
♦
You are willing to make an investment whose positive return is limited to the Contingent Coupon Payments, regardless of the potential appreciation of the Underlyings, which could be significant.
♦
You are willing and able to hold the Notes to maturity, and accept that there may be little or no secondary market for the Notes.
♦
You do not seek guaranteed current income from your investment and are willing to forgo dividends or any other distributions paid on the Underlyings or on the stocks included in the Underlyings.
♦
You are willing to assume the credit risk of BofA Finance and BAC for all payments under the Notes, and understand that if BofA Finance and BAC default on their obligations, you might not receive any amounts due to you, including any repayment of the Stated Principal Amount.

The Notes may not be suitable for you if, among other considerations:
♦
You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire investment.
♦
You cannot tolerate the loss of all or a substantial portion of your initial investment, or you are not willing to make an investment that will have the full downside market risk of an investment in the Least Performing Underlying.
♦
You require an investment designed to guarantee a full return of the Stated Principal Amount at maturity.
♦
You do not understand or are not willing to accept the risks associated with each of the Underlyings.
♦
You are unwilling to accept the individual market risk of each Underlying or do not understand that any decline in the price of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the price of any other Underlying.
♦
You do not believe the Current Underlying Price of each Underlying is likely to be greater than or equal to its Coupon Barrier on the Observation Dates, or you cannot tolerate receiving few or no Contingent Coupon Payments over the term of the Notes.
♦
You believe the Final Value of any Underlying will be less than its Downside Threshold on the Final Observation Date, exposing you to the full downside performance of the Least Performing Underlying.
♦
You cannot tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Least Performing Underlying.
♦
You are unwilling to accept that your return will be based on the performance of the Least Performing Underlying, or you seek an investment based on the performance of a basket composed of the Underlyings.
♦
You are unwilling to hold Notes that may be called early by the issuer in its sole discretion on any Coupon Payment Date on or after the March 2022 Coupon Payment Date (other than the Maturity Date) regardless of the Current Underlying Price of any Underlying, or you are otherwise unable or unwilling to hold such Notes to maturity.
♦
You seek an investment that participates in the full appreciation of the Underlyings and whose positive return is not limited to the Contingent Coupon Payments.
♦
You seek an investment for which there will be an active secondary market.
♦
You seek guaranteed current income from this investment or prefer to receive the dividends and any other distributions paid on the Underlyings or on the stocks included in the Underlyings.
♦
You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.
♦
You are not willing to assume the credit risk of BofA Finance and BAC for all payments under the Notes, including any repayment of the Stated Principal Amount.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should review “The Underlyings” herein for more information on the Underlyings. You should also review carefully the “Risk Factors” section herein for risks related to an investment in the Notes.

Summary
Issuer	BofA Finance
Guarantor	BAC
Public Offering Price	100% of the Stated Principal Amount
Stated Principal Amount	$10.00 per Note
Minimum Investment	$1,000 (100 Notes)
Term	Approximately five years, unless earlier called
Trade Date[1],[2]	November 30, 2021
Issue Date[1], 2	December 3, 2021
Final Observation Date[1]	November 30, 2026
Maturity Date[1]	December 3, 2026
Underlyings	SPDR® S&P 500® ETF Trust (Ticker: SPY) iShares® Russell 2000 ETF (Ticker: IWM) iShares® MSCI EAFE ETF (Ticker: EFA)
Issuer Call Feature
Beginning in March 2022, the issuer may, in its sole discretion, call the Notes in whole, but not in part, on any Coupon Payment Date prior to the Maturity Date upon not less than five (5) business days’ but not more than 60 calendar days’ notice prior to such Coupon Payment Date.
If the Notes are called, on the applicable Coupon Payment Date we will pay you a cash payment per $10.00 Stated Principal Amount equal to the Stated Principal Amount plus any Contingent Coupon Payment otherwise due on such Coupon Payment Date.
If the Notes are called, no further payments will be made on the Notes.

Observation Dates[1]	See “Observation Dates and Coupon Payment Dates” on page PS-6.
Coupon Payment Dates[1]	See “Observation Dates and Coupon Payment Dates” on page PS-6.
Contingent Coupon Payment/Contingent Coupon Rate
If the Current Underlying Price of the Least Performing Underlying on the applicable quarterly Observation Date is greater than or equal to its Coupon Barrier, we will make a Contingent Coupon Payment with respect to that Observation Date on the related Coupon Payment Date.
However, if the Current Underlying Price of the Least Performing Underlying on the applicable quarterly Observation Date is below its Coupon Barrier, no Contingent Coupon Payment will accrue or be payable on the related Coupon Payment Date.
Each Contingent Coupon Payment will be in the amount of $0.20375 for each $10.00 Stated Principal Amount (based on the per annum Contingent Coupon Rate of 8.15%) and will be payable, if applicable, on the related Coupon Payment Date.
Contingent Coupon Payments on the Notes are not guaranteed. We will not pay you the Contingent Coupon Payment for any Observation Date on which the Current Underlying Price of the Least Performing Underlying on that Observation Date is less than its Coupon Barrier, even if the Current Underlying Price of each other Underlying is above its Coupon Barrier.

Payment At Maturity (per $10.00 Stated Principal Amount)
If the Notes are not called prior to maturity and the Final Value of the Least Performing Underlying on the Final Observation Date is greater than or equal to its Downside Threshold, on the Maturity Date we will pay you the Stated Principal Amount plus any Contingent Coupon Payment otherwise due on the Maturity Date.
If the Notes are not called prior to maturity and the Final Value of the Least Performing Underlying on the Final Observation Date is less than its Downside Threshold, we will pay you a cash payment on the Maturity Date that is less than your Stated Principal Amount and may be zero, resulting in a loss that is proportionate to the negative Underlying Return of the Least Performing Underlying, equal to:
$10.00 × (1 + Underlying Return of the Least Performing Underlying)
Accordingly, you may lose all or a substantial portion of your Stated Principal Amount at maturity, depending on how significantly the Least Performing Underlying declines, even if the Final Value of each other Underlying is above its Downside Threshold.

Least Performing Underlying	On each Observation Date, including the Final Observation Date, the Underlying with the lowest Underlying Return as of that Observation Date.
Underlying Return	For any Underlying on any Observation Date, calculated as follows: Current Underlying Price — Initial Value Initial Value
Downside Threshold	For any Underlying, 65% of its Initial Value, as specified on the cover page of this pricing supplement.
Coupon Barrier	For any Underlying, 70% of its Initial Value, as specified on the cover page of this pricing supplement.
Initial Value	For any Underlying, its Closing Market Price on the Trade Date, as specified on the cover page of this pricing supplement.
Price Multiplier
For each Underlying, 1, subject to adjustment for certain events as described in “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to ETFs” beginning on page PS-27 of the accompanying product supplement.

Current Underlying Price	For any Underlying and any Observation Date, the Closing Market Price of that Underlying on that Observation Date, multiplied by its Price Multiplier, as determined by the calculation agent.
Final Value	For any Underlying, its Current Underlying Price on the Final Observation Date.
Trading Day	As defined on page PS-21 of the accompanying product supplement.
Calculation Agent	BofAS, an affiliate of BofA Finance.
Selling Agents	BofAS and UBS.
Events of Default and Acceleration
If an Event of Default, as defined in the senior indenture relating to the Notes and in the section entitled “Description of Debt Securities—Events of Default and Rights of Acceleration” beginning on page 22 of the accompanying prospectus, with respect to the Notes occurs and is continuing, the amount payable to a holder of the Notes upon any acceleration permitted under the senior indenture will be equal to the amount described under the caption “—Payment at Maturity” above, calculated as though the date of acceleration were the Maturity Date of the Notes and as though the Final Observation Date were the third trading day prior to the date of acceleration. We will also determine whether the final Contingent Coupon Payment is

1 Subject to change and will be set forth in the final pricing supplement relating to the Notes.
2 See “Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest” in this pricing supplement for additional information.

payable based upon the prices of the Underlyings on the deemed Final Observation Date; any such final Contingent Coupon Payment will be prorated by the calculation agent to reflect the length of the final contingent payment period. In case of a default in the payment of the Notes, whether at their maturity or upon acceleration, the Notes will not bear a default interest rate.

Investment Timeline

Trade Date	The Closing Market Price of each Underlying (its Initial Value) is observed and the Coupon Barrier and Downside Threshold for each Underlying are determined.

Quarterly (callable by the issuer in its sole discretion beginning in March 2022)
If the Current Underlying Price of the Least Performing Underlying on any quarterly Observation Date is greater than or equal to its Coupon Barrier, we will pay you a Contingent Coupon Payment on the related Coupon Payment Date.  However, if the Current Underlying Price of the Least Performing Underlying on any quarterly Observation Date is below its Coupon Barrier, no Contingent Coupon Payment will accrue or be payable on the related Coupon Payment Date.
Beginning in March 2022, the issuer may, in its sole discretion, call the Notes in whole, but not in part, on any Coupon Payment Date prior to the Maturity Date upon not less than five (5) business days’ but not more than 60 calendar days’ notice prior to such Coupon Payment Date.
If the Notes are called, on the applicable Coupon Payment Date we will pay you a cash payment per $10.00 Stated Principal Amount equal to the Stated Principal Amount plus any Contingent Coupon Payment otherwise due on such Coupon Payment Date.
If the Notes are called, no further payments will be made on the Notes.

Maturity Date (if not previously called)
If the Notes are not called prior to maturity, the Final Value of each Underlying will be observed on the Final Observation Date.
If the Final Value of the Least Performing Underlying on the Final Observation Date is greater than or equal to its Downside Threshold, on the Maturity Date we will pay you the Stated Principal Amount plus any Contingent Coupon Payment otherwise due on the Maturity Date.
If the Final Value of the Least Performing Underlying on the Final Observation Date is less than its Downside Threshold, on the Maturity Date we will pay you a cash payment that is less than your Stated Principal Amount and may be zero, resulting in a loss that is proportionate to the negative Underlying Return of the Least Performing Underlying, equal to:
$10.00 × (1 + Underlying Return of the Least Performing Underlying)

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. YOU WILL BE EXPOSED TO THE MARKET RISK OF EACH UNDERLYING AND ANY DECLINE IN THE PRICE OF ONE UNDERLYING MAY NEGATIVELY AFFECT YOUR RETURN AND WILL NOT BE OFFSET OR MITIGATED BY A LESSER DECLINE OR ANY POTENTIAL INCREASE IN THE PRICE OF ANY OTHER UNDERLYING. THE CONTINGENT
REPAYMENT OF THE STATED PRINCIPAL AMOUNT APPLIES ONLY IF YOU HOLD THE NOTES TO MATURITY OR EARLIER CALL BY THE ISSUER. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF BOFA FINANCE AND THE GUARANTOR.

Observation Dates and Coupon Payment Dates
Observation Dates[1],2	Coupon Payment Dates[1]
February 28, 2022	March 2, 2022
May 31, 2022	June 2, 2022
August 30, 2022	September 1, 2022
November 30, 2022	December 2, 2022
February 28, 2023	March 2, 2023
May 30, 2023	June 1, 2023
August 30, 2023	September 1, 2023
November 30, 2023	December 4, 2023
February 29, 2024	March 4, 2024
May 30, 2024	June 3, 2024
August 30, 2024	September 4, 2024
November 29, 2024	December 3, 2024
February 28, 2025	March 4, 2025
May 30, 2025	June 3, 2025
August 29, 2025	September 3, 2025
November 28, 2025	December 2, 2025
February 27, 2026	March 3, 2026
May 29, 2026	June 2, 2026
August 31, 2026	September 2, 2026
November 30, 2026	December 3, 2026*
*The Notes will NOT be callable by the issuer on the Maturity Date (December 3, 2026).
1 Subject to change and will be set forth in the final pricing supplement relating to the Notes.
2 The Observation Dates are subject to postponement as set forth in “Additional Terms Relating to Observation Dates” below.
Additional Terms Relating to Observation Dates
Events Relating to Observation Dates — The following replaces in its entirety the section entitled “Description of the Notes—Certain Terms of the Notes —  Events Relating to Observation Dates” in the accompanying product supplement:
If, with respect to any Underlying, (i) a Market Disruption Event occurs on a scheduled Observation Date or (ii) the calculation agent determines that by reason of an extraordinary event, occurrence, declaration or otherwise, any scheduled Observation Date is not a Trading Day for any Underlying (any such day in either (i) or (ii) being a “Non-Observation Date”), the calculation agent will determine the Closing Market Price of the applicable Underlyings for that day as follows:

●	The Closing Market Price of an Underlying that is not so affected will be its Closing Market Price on that Non-Observation Date.
●
The Closing Market Price of an Underlying that is affected by that Non-Observation Date will be deemed to be its Closing Market Price on the first scheduled Trading Day following that Non-Observation Date. However, if (i) a Market Disruption Event occurs on the first scheduled Trading Day following that Non-Observation Date or (ii) the first scheduled Trading Day following that Non-Observation Date is determined by the calculation agent not to be a Trading Day by reason of an extraordinary event, occurrence, declaration or otherwise, the Closing Market Price of the Underlying for the relevant Observation Date will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable under the circumstances on such first scheduled Trading Day following that Non-Observation Date, regardless of the occurrence of a Market Disruption Event or non-Trading Day on that day.

The applicable Observation Date will be deemed to occur after the calculation agent has determined the Closing Market Prices of the Underlyings as provided above.

Risk Factors
Your investment in the Notes entails significant risks, many of which differ from those of a conventional debt security. Your decision to purchase the Notes should be made only after carefully considering the risks of an investment in the Notes, including those discussed below, with your advisors in light of your particular circumstances. The Notes are not an appropriate investment for you if you are not knowledgeable about significant elements of the Notes or financial matters in general. You should carefully review the more detailed explanation of risks relating to the Notes in the “Risk Factors” sections beginning on page PS-5 of the accompanying product supplement, page S-5 of the accompanying prospectus supplement and page 7 of the accompanying prospectus identified on page PS-2 above.
Structure-related Risks
♦
Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the Notes at maturity. If the Notes are not called prior to maturity and the Final Value of any Underlying is less than its Downside Threshold, at maturity, you will lose 1% of the Stated Principal Amount for each 1% that the Final Value of the Least Performing Underlying is less than its Initial Value. In that case, you will lose a significant portion or all of your investment in the Notes.

♦
The limited downside protection provided by the Downside Threshold applies only at maturity. You should be willing to hold your Notes to maturity. If you are able to sell your Notes in the secondary market prior to a call or maturity, you may have to sell them at a loss relative to your initial investment even if the price of each Underlying at that time is equal to or greater than its Downside Threshold. All payments on the Notes are subject to the credit risk of BofA Finance, as issuer, and BAC, as guarantor.

♦
Your return on the Notes is limited to the return represented by the Contingent Coupon Payments, if any, over the term of the Notes.  Your return on the Notes is limited to the Contingent Coupon Payments paid over the term of the Notes, regardless of the extent to which the Current Underlying Price or Final Value of any Underlying exceeds its Coupon Barrier, Downside Threshold or Initial Value, as applicable. Similarly, the amount payable at maturity or upon a call will never exceed the sum of the Stated Principal Amount and the applicable Contingent Coupon Payment, regardless of the extent to which the Final Value or the Current Underlying Price of any Underlying exceeds its Initial Value. In contrast, a direct investment in the Underlyings or in the securities included in one or more of the Underlyings would allow you to receive the benefit of any appreciation in their values.  Thus, any return on the Notes will not reflect the return you would realize if you actually owned those securities and received the dividends paid or distributions made on them.

♦
The Notes are subject to a potential early call, which would limit your ability to receive the Contingent Coupon Payments over the full term of the Notes. Beginning in March 2022, on each Coupon Payment Date prior to the Maturity Date, at our option, we may redeem your Notes in whole, but not in part. If the Notes are called prior to the Maturity Date, you will be entitled to receive the Stated Principal Amount plus any Contingent Coupon Payment otherwise due on such Coupon Payment Date. In this case, you will lose the opportunity to continue to receive Contingent Coupon Payments after the date of the early call. If the Notes are called prior to the Maturity Date, you may be unable to invest in other securities with a similar level of risk that could provide a return that is similar to the Notes. Even if we do not exercise our option to redeem your Notes, our ability to do so may adversely affect the market value of your Notes. It is our sole option whether to redeem your Notes prior to maturity on any Coupon Payment Date and we may or may not exercise this option for any reason. Because of this, the term of your Notes could be anywhere between three months and five years.

It is more likely that we will call the Notes in our sole discretion prior to maturity to the extent that the expected Contingent Coupon Payments payable on the Notes are greater than the coupon that would be payable on other instruments issued by us of comparable maturity, terms and credit rating trading in the market. The greater likelihood of us calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called Notes in another investment that provides a similar yield with a similar level of risk. We are less likely to call the Notes prior to maturity when the expected Contingent Coupon Payments payable on the Notes are less than the coupon that would be payable on other comparable instruments issued by us, which includes when the price of any of the Underlyings is less than its Coupon Barrier. Therefore, the Notes are more likely to remain outstanding when the expected Contingent Coupon Payments payable on the Notes are less than what would be payable on other comparable instruments and when your risk of not receiving a coupon is relatively higher.
♦
You may not receive any Contingent Coupon Payments. The Notes do not provide for any regular fixed coupon payments. Investors in the Notes will not necessarily receive any Contingent Coupon Payments on the Notes. If the Current Underlying Price of the Least Performing Underlying is less than its Coupon Barrier on an Observation Date, you will not receive the Contingent Coupon Payment applicable to that Observation Date. If the Current Underlying Price of the Least Performing Underlying is less than its Coupon Barrier on all the Observation Dates during the term of the Notes, you will not receive any Contingent Coupon Payments during the term of the Notes, and will not receive a positive return on the Notes.

♦
The Contingent Coupon Payments or Payment at Maturity, as applicable, will not reflect the prices of the Underlyings other than on the Observation Dates. The prices of the Underlyings during the term of the Notes other than on the Observation Dates will not affect payments on the Notes. Notwithstanding the foregoing, investors should generally be aware of the performance of the Underlyings while holding the Notes, as the performance of the Underlyings may influence the market value of the Notes. The calculation agent will determine whether each Contingent Coupon Payment is payable and will calculate the Contingent Coupon Payment or the Payment at Maturity, as applicable, by comparing only the Initial Value, the Coupon Barrier or the Downside Threshold, as applicable, to the Current Underlying Price or the Final Value for each Underlying. No other prices of the Underlyings will be taken into account. As a result, if the Notes are not called prior to maturity and the Final Value of the Least Performing Underlying is less than its Downside Threshold, you will receive less than the Stated Principal Amount at maturity, even if the price of each Underlying was always above its Downside Threshold prior to the Final Observation Date.

♦
Because the Notes are linked to the performance of the least performing among the SPY, the IWM and the EFA, you are exposed to greater risk of receiving no Contingent Coupon Payments or sustaining a significant loss on your investment than if the Notes were linked to just the SPY, just the IWM or just the EFA. The risk that you will not receive any Contingent Coupon Payments and/or lose a significant portion or all of your investment in the Notes is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of just the SPY, just the IWM or just the EFA. With three Underlyings, it is more likely that any Underlying will close below its Coupon Barrier on the Observation Dates or below its Downside Threshold on the Final Observation Date than if the Notes were linked to only one of the Underlyings, and therefore it is more likely that you will not receive any Contingent Coupon Payments or will receive a Payment at Maturity that is significantly less than the Stated Principal Amount on the Maturity Date.

♦
Your return on the Notes may be less than the yield on a conventional debt security of comparable maturity. Any return that you receive on the Notes may be less than the return you would earn if you purchased a conventional debt security with the same Maturity Date. As a result, your investment in the Notes may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money. In addition, if interest rates increase during the term of the Notes, the Contingent Coupon Payment (if any) may be less than the yield on a conventional debt security of comparable maturity.

♦
Any payment on the Notes is subject to our credit risk and the credit risk of the Guarantor, and actual or perceived changes in our or the Guarantor’s creditworthiness are expected to affect the value of the Notes.  The Notes are our senior unsecured debt securities. Any payment on the Notes will be fully and unconditionally guaranteed by the Guarantor. The Notes are not guaranteed by any entity other than the Guarantor. As a result, your receipt of all payments on the Notes will be dependent upon our ability and the ability of the Guarantor to repay our respective obligations under the Notes on the applicable payment date, regardless of the Current Underlying Price or Final Value, as applicable, of any Underlying as compared to its Coupon Barrier, Downside Threshold or Initial Value, as applicable. No assurance can be given as to what our financial condition or the financial condition of the Guarantor will be on the Maturity Date. If we and the Guarantor become unable to meet our respective financial obligations as they become due, you may not receive the amounts payable under the terms of the Notes and you could lose all of your initial investment.

In addition, our credit ratings and the credit ratings of the Guarantor are assessments by ratings agencies of our respective abilities to pay our obligations. Consequently, our or the Guarantor’s perceived creditworthiness and actual or anticipated decreases in our or the Guarantor’s credit ratings or increases in the spread between the yield on our respective securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the Maturity Date may adversely affect the market value of the Notes. However, because your return on the Notes depends upon factors in addition to our ability and the ability of the Guarantor to pay our respective obligations, such as the prices of the Underlyings, an improvement in our or the Guarantor’s credit ratings will not reduce the other investment risks related to the Notes.
♦
We are a finance subsidiary and, as such, have no independent assets, operations or revenues. We are a finance subsidiary of BAC, have no operations other than those related to the issuance, administration and repayment of our debt securities that are guaranteed by the Guarantor, and are dependent upon the Guarantor and/or its other subsidiaries to meet our obligations under the Notes in the ordinary course. Therefore, our ability to make payments on the Notes may be limited.

Valuation- and Market-related Risks
♦
The public offering price you pay for the Notes will exceed their initial estimated value. The range of initial estimated values of the Notes that is provided on the cover page of this preliminary pricing supplement, and the initial estimated value as of the Trade Date that will be provided in the final pricing supplement, are each estimates only, determined as of a particular point in time by reference to our and our affiliates’ pricing models. These pricing models consider certain assumptions and variables, including our credit spreads and those of the Guarantor, the Guarantor’s internal funding rate, mid-market terms on hedging transactions, expectations on interest rates, dividends and volatility, price-sensitivity analysis, and the expected term of the Notes.  These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. If you attempt to sell the Notes prior to maturity, their market value may be lower than the price you paid for them and lower than their initial estimated value. This is due to, among other things, changes in the prices of the Underlyings, changes in the Guarantor’s internal funding rate, and the inclusion in the public offering price of the underwriting discount and the hedging related charges, all as further described in “Structuring the Notes” below. These factors, together with various credit, market and economic factors over the term of the Notes, are expected to reduce the price at which you may be able to sell the Notes in any secondary market and will affect the value of the Notes in complex and unpredictable ways.

♦
The initial estimated value does not represent a minimum or maximum price at which we, BAC, BofAS or any of our other affiliates would be willing to purchase your Notes in any secondary market (if any exists) at any time. The value of your Notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Underlyings, our and BAC’s creditworthiness and changes in market conditions.

♦
The price of the Notes that may be paid by BofAS in any secondary market (if BofAS makes a market, which it is not required to do), as well as the price which may be reflected on customer account statements, will be higher than the then-current estimated value of the Notes for a limited time period after the Trade Date. As agreed by BofAS and UBS, for approximately a five-month  period after the Trade Date, to the extent BofAS offers to buy the Notes in the secondary market, it will do so at a price that will exceed the estimated value of the Notes at that time.  The amount of this excess, which represents a portion of the hedging-related charges expected to be realized by BofAS and UBS over the term of the Notes, will decline to zero on a straight line basis over that five-month  period.  Accordingly, the estimated value of your Notes during this initial five-month  period may be lower than the value shown on your customer account statements.  Thereafter, if BofAS buys or sells your Notes, it will do so at prices that reflect the estimated value determined by reference to its pricing models at that time. Any price at any time after the Trade Date will be based on then-prevailing market conditions and other considerations, including the performance of the Underlyings and the remaining term of the Notes.  However, none of us, the Guarantor, BofAS or any other party is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.
♦
We cannot assure you that a trading market for your Notes will ever develop or be maintained.  We will not list the Notes on any securities exchange.  We cannot predict how the Notes will trade in any secondary market or whether that market will be liquid or illiquid.

The development of a trading market for the Notes will depend on the Guarantor’s financial performance and other factors, including changes in the prices of the Underlyings. The number of potential buyers of your Notes in any secondary market may be limited. We anticipate that BofAS will act as a market-maker for the Notes, but none of us, the Guarantor or BofAS is required to do so. There is no assurance that any party will be willing to purchase your Notes at any price in any secondary market. BofAS may discontinue its market-making activities as to the Notes at any time. To the extent that BofAS engages in any market-making activities, it may bid for or offer the Notes. Any price at which BofAS may bid for, offer, purchase, or sell any Notes may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or completed transactions may affect the prices, if any, at which the Notes might otherwise trade in the market. In addition, if at any time BofAS were to cease acting as a market-maker as to the Notes, it is likely that there would be significantly less liquidity in the secondary market. In such a case, the price at which the Notes could be sold likely would be lower than if an active market existed.
♦
Economic and market factors have affected the terms of the Notes and may affect the market value of the Notes prior to maturity or a call. Because market-linked notes, including the Notes, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Notes at issuance and the market price of the Notes prior to maturity or a call. These factors include the prices of the Underlyings and the securities included in the Underlyings; the volatility of the Underlyings and the securities included in the Underlyings; the correlation among the Underlyings; the dividend rate paid on the Underlyings or the securities included in the Underlyings, if applicable; the time remaining to the maturity of the Notes; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; whether the price of each of the Underlyings is currently or has been less than its Coupon Barrier; the availability of comparable instruments; the creditworthiness of BofA Finance, as issuer, and BAC, as guarantor; and the then current bid-ask spread for the Notes and the factors discussed under “— Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and UBS and its affiliates, may create conflicts of interest with you and may affect your return on the Notes and their market value” below. These factors are unpredictable and interrelated and may offset or magnify each other.

♦
Greater expected volatility generally indicates an increased risk of loss. Volatility is a measure of the degree of variation in the prices of the Underlyings over a period of time. The greater the expected volatilities of the Underlyings at the time the terms of the Notes are set, the greater the expectation is at that time that you may not receive one or more, or all, Contingent Coupon Payments and that you may lose a significant portion or all of the Stated Principal Amount at maturity. However, the Underlyings’ volatility can change significantly over the term of the Notes and a relatively higher Contingent Coupon Rate and/or a lower Coupon Barrier and/or a lower Downside Threshold may not necessarily indicate that the Notes have a greater likelihood of paying Contingent Coupon Payments or a return of principal at maturity. You should be willing to accept the downside market risk of each Underlying and the potential to lose a significant portion or all of your initial investment.

Conflict-related Risks
♦
Trading and hedging activities by us, the Guarantor and any of our other affiliates, including BofAS, and UBS and its affiliates, may create conflicts of interest with you and may affect your return on the Notes and their market value. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates, may buy or sell shares of the Underlyings or the securities held by or included in the Underlyings, or futures or options contracts on the Underlyings or those securities, or other listed or over-the-counter derivative instruments linked to the Underlyings or those securities. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates also may issue or underwrite other financial instruments with returns based upon the Underlyings. We expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the Notes. We, the Guarantor or our other affiliates, including BofAS, and UBS and its affiliates also may enter into hedging transactions relating to other Notes or instruments, some of which may have returns calculated in a manner related to that of the Notes offered hereby. We or UBS may enter into such hedging arrangements with one of our or their affiliates. Our affiliates or their affiliates may enter into additional hedging transactions with other parties relating to the Notes and the Underlyings. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, or the hedging activity could also result in a loss. We and our affiliates and UBS and its affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the Notes increases or decreases. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the Guarantor and our other affiliates, including BofAS, and UBS and its affiliates receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you. While we, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates may from time to time own shares of the Underlyings or securities represented by the Underlyings, except to the extent that BAC’s or UBS Group AG’s (the parent company of UBS) common stock may be included in the Underlyings, as applicable, we, the Guarantor and our other affiliates, including BofAS, and UBS and its affiliates do not control any company included in the Underlyings, and have not verified any disclosure made by any other company. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the Notes. The transactions described above may present a conflict of interest between your interest in the Notes and the interests we, the Guarantor and our other affiliates, including BofAS, and UBS and its affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management.
The transactions described above may affect the prices of the Underlyings in a manner that could be adverse to your investment in the Notes. On or before the Trade Date, any purchases or sales by us, the Guarantor or our other affiliates, including BofAS or others on its behalf, and UBS and its affiliates (including for the purpose of hedging some or all of our anticipated exposure in connection with the Notes) may affect the prices of the Underlyings. Consequently, the prices of the Underlyings may change subsequent to the Trade Date, adversely affecting the market value of the Notes. In addition, these activities may decrease the market value of your Notes prior to maturity, and may affect the amounts to be paid on the Notes. We, the Guarantor or one or more of our other affiliates, including BofAS, and UBS and its affiliates may purchase or otherwise acquire a long or short position in the Notes and may hold or resell the Notes. For example, BofAS may enter into these transactions in connection with any market making activities in which it engages. We cannot assure you that these activities will not adversely affect the prices of the Underlyings, the market value of your Notes prior to maturity or the amounts payable on the Notes.
♦
There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours. We have the right to appoint and remove the calculation agent. One of our affiliates will be the calculation agent for the Notes and, as such, will make a variety of determinations relating to the Notes, including the amounts that will be paid on the Notes. Under some circumstances, these duties could result in a conflict of interest between its status as our affiliate and its responsibilities as calculation agent.

Underlying-related Risks
♦
The Notes are subject to the market risk of the Underlyings. The return on the Notes, which may be negative, is directly linked to the performance of the Underlyings and indirectly linked to the value of the securities included in the Underlyings. The prices of the Underlyings can rise or fall sharply due to factors specific to the Underlyings and the securities included in the Underlyings and the issuers of such securities, such as stock price volatility, earnings and financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market or commodity market volatility and levels, interest rates and economic and political conditions.

♦
The Notes are subject to risks associated with small-size capitalization companies. The stocks comprising the Russell 2000® Index, which is the IWM’s underlying index, are issued by companies with small-sized market capitalization. The stock prices of small-size companies may be more volatile than stock prices of large capitalization companies. Small-size capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small-size capitalization companies may also be more susceptible to adverse developments related to their products or services.

♦
The Notes are subject to risks associated with foreign securities markets. The MSCI EAFE® Index, which is the EFA’s underlying index, tracks the value of certain foreign equity securities. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets comprising the MSCI EAFE® Index may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in these markets.  Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Prices of securities in foreign countries are subject to political, economic, financial and social factors that apply in those geographical regions. These factors, which could negatively affect those securities markets, include the possibility of recent or future changes in a foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region.  Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
♦
An investment in the Notes is subject to foreign currency exchange risk. The price of the EFA will fluctuate based upon its net asset value, which will in turn depend in part upon changes in the value of the currencies in which the stocks held by the EFA are traded. Accordingly, investors in the Notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the stocks held by the EFA are traded. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar. If the dollar strengthens against these currencies, the net asset value of the EFA will be adversely affected and the price of the EFA may decrease.

♦
Governmental regulatory actions could result in material changes to the composition of the Underlyings and could negatively affect your return on the Notes. Governmental regulatory actions, including but not limited to sanctions-related actions by the U.S. or foreign governments, could make it necessary or advisable for there to be material changes to the composition of the Underlyings, depending on the nature of such governmental regulatory actions and the Underlying constituent stocks that are affected. For instance, pursuant to recent executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the People’s Republic of China (the “PRC”) military, intelligence and security apparatus, or securities that are derivative of, or are designed to provide investment exposure to such securities. If any governmental regulatory action results in the removal of Underlying constituent stocks that have (or historically have had) significant weights within the applicable Underlying, such removal, or even any uncertainty relating to a possible removal, could have a material and negative effect on the price of the applicable Underlying and, therefore, your return on the Notes.

♦
The performance of each Underlying may not correlate with the performance of its underlying index (each, an “underlying index”) as well as the net asset value per share of the Underlying, especially during periods of market volatility.  The performance of each Underlying and that of its underlying index  generally will vary due to, for example, transaction costs, management fees, certain corporate actions, and timing variances. Moreover, it is also possible that the performance of an Underlying may not fully replicate or may, in certain circumstances, diverge significantly from the performance of its underlying index . This could be due to, for example, the Underlying not holding all or substantially all of the underlying assets included in the underlying index  and/or holding assets that are not included in the underlying index , the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments held by the Underlying, differences in trading hours between the Underlying (or the underlying assets held by the Underlying) and the underlying index , or due to other circumstances. This variation in performance is called the “tracking error,” and, at times, the tracking error may be significant. In addition, because the shares of each Underlying are traded on a securities exchange and are subject to market supply and investor demand, the market price of one share of the Underlying may differ from its net asset value per share; shares of the Underlying may trade at, above, or below its net asset value per share. During periods of market volatility, securities held by each Underlying may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the Underlying and the liquidity of the Underlying may be adversely affected. Market volatility may also disrupt the ability of market participants to trade shares of the Underlying. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of the Underlying. As a result, under these circumstances, the market value of shares of the Underlying may vary substantially from the net asset value per share of the Underlying.

For the foregoing reasons, the performance of each Underlying may not match the performance of its underlying index   or the net asset value per share of the Underlying over the same period. Because of this variance, the return on the Notes to the extent dependent on the performance of the Underlying may not be the same as an investment directly in the securities included in the underlying index  or the same as a debt security with a return linked to the performance of the underlying index .
♦
The sponsors or investment advisors of the respective Underlyings may adjust the applicable Underlying in a way that affects its price, and the sponsors or investment advisors have no obligation to consider your interests. The sponsors or investment advisors of the respective Underlyings can add, delete, or substitute the components included in the Underlyings or make other methodological changes that could change their prices. Any of these actions could adversely affect the value of your Notes.

♦
The anti-dilution adjustments will be limited. The calculation agent may adjust the Price Multiplier of an Underlying and other terms of the Notes to reflect certain actions by an Underlying, as described in the section “Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to ETFs” in the accompanying product supplement. The calculation agent will not be required to make an adjustment for every event that may affect an Underlying and will have broad discretion to determine whether and to what extent an adjustment is required.

♦
You are exposed to the market risk of each Underlying. Your return on the Notes is not linked to a basket consisting of the Underlyings. Rather, it will be contingent upon the independent performance of each of the SPY, the IWM and the EFA. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed to the risks related to each of the SPY, the IWM and the EFA. Poor performance by any of the Underlyings over the term of the Notes may negatively affect your return and will not be offset or mitigated by positive performance by any other Underlying. To receive any Contingent Coupon Payment or contingent repayment of principal at maturity, all Underlyings must close at or above their respective Coupon Barriers or Downside Thresholds on the applicable Observation Date or Final Observation Date, as applicable. Therefore, if the Notes are not called prior to maturity, you may incur a loss proportionate to the negative return of the Least Performing Underlying even if each other Underlying appreciates during the term of the Notes. Accordingly, your investment is subject to the market risk of each Underlying. Additionally, movements in the prices of the Underlyings may be correlated or uncorrelated at different times during the term of the Notes, and such correlation (or lack thereof) could have an adverse effect on your return on the Notes. For example, the likelihood that one of the Underlyings will close below its Coupon Barrier on an Observation Date or below its Downside Threshold on the Final Observation Date will increase when the movements in the prices of the Underlyings are uncorrelated. Thus, if the performance of the Underlyings is not correlated or is negatively correlated, the risk of not receiving a Contingent Coupon Payment and of incurring a significant loss of principal at maturity is greater. In addition, correlation generally decreases for each additional Underlying to which the Notes are linked, resulting in a greater potential of not receiving a Contingent Coupon Payment and for a significant loss of principal at maturity. Although the correlation of the Underlyings’ performance may change over the term of the Notes, the economic terms of the Notes, including the Contingent Coupon Rate, Downside Thresholds and Coupon Barriers, are determined, in part, based on the correlation of the Underlyings’ performance calculated using our and our affiliates' pricing models at the time when the terms of the Notes are finalized. All other things being equal, a higher Contingent Coupon Rate and lower Downside Threshold and Coupon Barrier is generally associated with lower correlation of the Underlyings, which may indicate a greater potential for missed Contingent Coupon Payments and/or a significant loss on your investment at maturity. See “Correlation of the Underlyings” below.

Tax-related Risks
♦
The U.S. federal income tax consequences of an investment in the Notes are uncertain, and may be adverse to a holder of the Notes.  No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or securities similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. Under the terms of the Notes, you will have agreed with us to treat the Notes as contingent income-bearing single financial contracts, as described below under “U.S. Federal Income Tax Summary—General.” If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of income, gain or loss with respect to the Notes may differ. No ruling will be requested from the IRS with respect to the Notes and no assurance can be given that the IRS will agree with the statements made in the section entitled “U.S. Federal Income Tax Summary.” You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the Notes.

Hypothetical Examples
Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.
The examples below illustrate the hypothetical payment upon a call or at maturity for a $10.00 Stated Principal Amount Note with the following assumptions* (the actual terms of the Notes will be determined on the Trade Date; amounts may have been rounded for ease of reference and do not take into account any tax consequences from investing in the Notes):
♦	Stated Principal Amount: $10
♦	Term: Five years, unless earlier called
♦	Hypothetical Initial Values:
o	SPDR® S&P 500® ETF Trust: 100.00
o	iShares® Russell 2000 ETF: 100.00
o	iShares® MSCI EAFE ETF: 100.00
♦	Contingent Coupon Rate: 8.15% per annum (or 2.0375% per quarter)
♦	Quarterly Contingent Coupon Payment: $0.20375 per quarter per Note
♦	Observation Dates: Quarterly, as set forth on page PS-6 of this pricing supplement
♦	Issuer Call: Beginning in March 2022, quarterly, on any Coupon Payment Date prior to the Maturity Date
♦	Hypothetical Coupon Barriers:
o	SPDR® S&P 500® ETF Trust: 70.00, which is 70% of its hypothetical Initial Value
o	iShares® Russell 2000 ETF: 70.00, which is 70% of its hypothetical Initial Value
o	iShares® MSCI EAFE ETF: 70.00, which is 70% of its hypothetical Initial Value
♦	Hypothetical Downside Thresholds:
o	SPDR® S&P 500® ETF Trust: 65.00, which is 65% of its hypothetical Initial Value
o	iShares® Russell 2000 ETF: 65.00, which is 65% of its hypothetical Initial Value
o	iShares® MSCI EAFE ETF: 65.00, which is 65% of its hypothetical Initial Value
*The hypothetical Initial Values, Coupon Barriers and Downside Thresholds do not represent the actual Initial Values, Coupon Barriers and Downside Thresholds, respectively, applicable to the Underlyings. The actual Initial Values, Coupon Barriers and Downside Thresholds will be determined on the Trade Date. All payments on the Notes are subject to issuer and Guarantor credit risk.
Example 1 — Notes are called by us in our sole discretion on the fourth Coupon Payment Date.
Date	Current Underlying Price of the Underlying		Payment (per Note)
	SPDR® S&P 500® ETF Trust	iShares® Russell 2000 ETF	iShares® MSCI EAFE ETF
First Observation Date	75.00 (at or above Coupon Barrier)*	78.00 (at or above Coupon Barrier)	78.00 (at or above Coupon Barrier)	$0.20375 (Contingent Coupon Payment — Notes are not called)
Second Observation Date	75.00 (at or above Coupon Barrier)*	78.00 (at or above Coupon Barrier)	78.00 (at or above Coupon Barrier)	$0.20375 (Contingent Coupon Payment — Notes are not called)
Third Observation Date	75.00 (at or above Coupon Barrier)*	78.00 (at or above Coupon Barrier)	78.00 (at or above Coupon Barrier)	$0.20375 (Contingent Coupon Payment — Notes are not called)
Fourth Observation Date	75.00 (at or above Coupon Barrier) *	78.00 (at or above Coupon Barrier)	78.00 (at or above Coupon Barrier)	$10.20375 (Stated Principal Amount plus Contingent Coupon Payment — Notes are called)
			Total Payment:	$10.815 (8.15% total return)
* Denotes Least Performing Underlying

The Least Performing Underlying closes above its Coupon Barrier on each of the first, second and third Observation Dates and therefore a Contingent Coupon Payment is paid on each of the first, second and third Coupon Payment Dates. Since the Notes are called by us in our sole discretion on the fourth Coupon Payment Date and the Current Underlying Price of Least Performing Underlying on the fourth Observation Date was greater than its Coupon Barrier, we would pay you a total of $10.20375 per Note (equal to the Stated Principal Amount plus the Contingent Coupon Payment) on that Coupon Payment Date. When added to the $0.61125 received in respect of the first, second and third Observation Dates, you would have been paid a total of $10.815 per Note,  representing a 8.15% total return on the Notes over the approximately one year the Notes were outstanding before they were called by us in our sole discretion. You will not receive any further payments on the Notes.
Example 2 — Notes are NOT called prior to the Maturity Date and the Final Value of the Least Performing Underlying on the Final Observation Date is at or above its Downside Threshold and Coupon Barrier.
Date	Current Underlying Price of the Underlying / Final Value on the Final Observation Date			Payment (per Note)
	SPDR® S&P 500® ETF Trust	iShares® Russell 2000 ETF	iShares® MSCI EAFE ETF
First Observation Date	75.00 (at or above Coupon Barrier)*	78.00 (at or above Coupon Barrier)	78.00 (at or above Coupon Barrier)	$0.20375 (Contingent Coupon Payment — Notes are not called)
Second Observation Date	75.00 (at or above Coupon Barrier)*	78.00 (at or above Coupon Barrier)	78.00 (at or above Coupon Barrier)	$0.20375 (Contingent Coupon Payment — Notes are not called)
Third Observation Date	75.00 (at or above Coupon Barrier)*	78.00 (at or above Coupon Barrier)	78.00 (at or above Coupon Barrier)	$0.20375 (Contingent Coupon Payment — Notes are not called)
Fourth to Nineteenth Observation Dates	various (all at or above Coupon Barrier)	various (all at or above Coupon Barrier)	various (all below Coupon Barrier) *	$0.00 (Notes are not called)
Final Observation Date	99.00 (at or above Downside Threshold and Coupon Barrier)	99.00 (at or above Downside Threshold and Coupon Barrier)	77.00 (at or above Downside Threshold and Coupon Barrier)*	$10.20375 (Stated Principal Amount plus Contingent Coupon Payment)
			Total Payment:	$10.815 (8.15% total return)
* Denotes Least Performing Underlying
The Least Performing Underlying on the first, second and third Observation Dates closes above its Coupon Barrier and therefore a Contingent Coupon Payment is paid on the first, second and third Coupon Payment Dates. On each of the fourth to nineteenth Observation Dates, the Least Performing Underlying closes below its Coupon Barrier. Therefore, no Contingent Coupon Payment is paid on any related Coupon Payment Date.
On the final Observation Date the Least Performing Underlying closes above its Downside Threshold and its Coupon Barrier. At maturity, we would pay you $10.20375 per Note (equal to the Stated Principal Amount plus the applicable Contingent Coupon Payment). When added to the Contingent Coupon Payments of $0.61125 received in respect of the first, second and third Observation Dates, you would have been paid a total of $10.815 per Note, representing a 8.15% total return on the Notes over five years.
Example 3 — Notes are NOT called prior to the Maturity Date and the Final Value of the Least Performing Underlying on the Final Observation Date is below its Downside Threshold.
Date	Current Underlying Price of the Underlying / Final Value on the Final Observation Date			Payment (per Note)
	SPDR® S&P 500® ETF Trust	iShares® Russell 2000 ETF	iShares® MSCI EAFE ETF
First Observation Date	various (all below Coupon Barrier) *	various (all below Coupon Barrier)	various (all below Coupon Barrier)	$0.00 (Notes are not called)
Second Observation Date	various (all below Coupon Barrier) *	various (all below Coupon Barrier)	various (all below Coupon Barrier)	$0.00 (Notes are not called)
Third Observation Date	various (all below Coupon Barrier) *	various (all below Coupon Barrier)	various (all below Coupon Barrier)	$0.00 (Notes are not called)
Fourth to Nineteenth Observation Dates	various (all below Coupon Barrier) *	various (all below Coupon Barrier)	various (all below Coupon Barrier)	$0.00 (Notes are not called)
Final Observation Date	30.00 (below Downside Threshold and Coupon Barrier)*	87.00 (at or above Downside Threshold and Coupon Barrier)	87.00 (at or above Downside Threshold and Coupon Barrier)	$10.00 × [1 + Underlying Return of the Least Performing Underlying] = $10.00 × [1 + -70.00%] =

$10.00 × 0.30 = $3.00 (Payment at Maturity)
Total Payment:	$3.00 (-70.00% total return)
* Denotes Least Performing Underlying
The Least Performing Underlying on each Observation Date (including the Final Observation Date) closes below its Coupon Barrier, and as a result no Contingent Coupon Payment is paid on any Coupon Payment Date (including the Maturity Date) during the term of the Notes.
On the Final Observation Date, the Final Value of the Least Performing Underlying closes below its Downside Threshold. Therefore, at maturity, investors do not receive a Contingent Coupon Payment and are exposed to the proportionate downside performance of the Least Performing Underlying. We would pay you $3.00 per Note, which reflects the percentage decrease of the Current Underlying Price of the Least Performing Underlying from the Trade Date to the Final Observation Date, representing a -70.00% total return over five years.

The Underlyings
All disclosures contained in this pricing supplement regarding the Underlyings, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by, each of SSGA Funds Management, Inc. (“SSGA”), the investment advisor of the SPY, and BlackRock Fund Advisors (“BFA”), the investment advisor of each of the IWM and the EFA. We refer to SSGA and BFA as the “Investment Advisors.” The Investment Advisors, which license the copyright and all other rights to the Underlyings, have no obligation to continue to publish, and may discontinue publication of, the Underlyings. The consequences of any Investment Advisor discontinuing publication of the applicable Underlying are discussed in “ Description of the Notes—Anti-Dilution and Discontinuance Adjustments Relating to ETFs—Discontinuance of an ETF” in the accompanying product supplement. None of us, the Guarantor, the calculation agent, or either Selling Agent accepts any responsibility for the calculation, maintenance or publication of any Underlying or any successor Underlying.
None of us, the Guarantor, the Selling Agents or any of our or their respective affiliates makes any representation to you as to the future performance of the Underlyings.
You should make your own investigation into the Underlyings.
The SPDR® S&P 500® ETF Trust
The SPY is a unit investment trust that issues securities called “trust units” or “units.” The SPY is organized under New York law and is governed by an amended and restated trust agreement between State Street Bank and Trust Company (the “Trustee”) and PDR Services LLC (the “Sponsor”), dated as of January 1, 2004 and effective as of January 27, 2004, as amended. The SPY is an investment company registered under the Investment Company Act of 1940, as amended. The SPY commenced operations on January 22, 1993. The units of the SPDR® S&P 500® ETF Trust trade on the NYSE Arca under the symbol “SPY”.
A trust unit represents an undivided ownership interest in a portfolio consisting of all of the common stocks of the S&P 500® Index. The SPY intends to provide investment results that, before expenses, generally correspond to the price and yield performance of the S&P 500® Index , its underlying index. The expenses of the SPY are accrued daily and reflected in the net asset value of the SPY. After reflecting waivers (including earnings credits as a result of uninvested cash balances of the SPY), the SPY currently is accruing ordinary operating expenses at an annual rate of 0.0945%.
The units of the SPY are registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, information filed with the SEC relating to the SPY, including its periodic financial reports, may be found on the SEC website.
The S&P 500® Index
The S&P 500® Index (the “SPX”) includes a representative sample of 500 companies in leading industries of the U.S. economy. The SPX is intended to provide an indication of the pattern of common stock price movement. The calculation of the level of the SPX is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.
The SPX includes companies from eleven main groups: Communication Services; Consumer Discretionary; Consumer Staples; Energy; Financials; Health Care; Industrials; Information Technology; Real Estate; Materials; and Utilities. S&P Dow Jones Indices LLC ("SPDJI"), the sponsor of the SPX, may from time to time, in its sole discretion, add companies to, or delete companies from, the SPX to achieve the objectives stated above.
Company additions to the SPX must have an unadjusted company market capitalization of $8.2 billion or more (an increase from the previous requirement of an unadjusted company market capitalization of $6.1 billion or more).
SPDJI, the sponsor of the SPX, calculates the SPX by reference to the prices of the constituent stocks of the SPX without taking account of the value of dividends paid on those stocks. As a result, the return on the Notes will not reflect the return you would realize if you actually owned the SPX constituent stocks and received the dividends paid on those stocks.
Computation of the SPX
While SPDJI currently employs the following methodology to calculate the SPX, no assurance can be given that SPDJI will not modify or change this methodology in a manner that may affect payments on the Notes.
Historically, the market value of any component stock of the SPX was calculated as the product of the market price per share and the number of then outstanding shares of such component stock. In March 2005, SPDJI began shifting the SPX halfway from a market capitalization weighted formula to a float-adjusted formula, before moving the SPX to full float adjustment on September 16, 2005. SPDJI’s criteria for selecting stocks for the SPX did not change with the shift to float adjustment. However, the adjustment affects each company’s weight in the SPX.
Under float adjustment, the share counts used in calculating the SPX reflect only those shares that are available to investors, not all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies or government agencies.
In September 2012, all shareholdings representing more than 5% of a stock’s outstanding shares, other than holdings by “block owners,” were removed from the float for purposes of calculating the SPX. Generally, these “control holders” will include officers and directors, private equity, venture capital and special equity firms, other publicly traded companies that hold shares for control, strategic partners, holders of restricted shares, ESOPs, employee and family trusts, foundations associated with the company, holders of unlisted share classes of stock, government entities at all levels (other than government retirement/pension funds) and any individual person who controls a 5% or greater stake in a company as reported in regulatory filings. However, holdings by block owners, such as depositary banks, pension funds, mutual funds and ETF providers, 401(k) plans of the company, government retirement/pension funds, investment funds of insurance companies, asset managers and investment funds, independent foundations and savings and investment plans, will ordinarily be considered part of the float.
Treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held in a trust to allow investors in countries outside the country of domicile, such as depositary shares and Canadian exchangeable shares are normally part of the float unless those shares form a control block. If a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class are treated as a control block.
For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares by the total shares outstanding. Available float shares are defined as the total shares outstanding less shares held by control holders. This calculation is subject to a 5% minimum threshold for control blocks. For example, if a company’s officers and directors hold 3% of the company’s shares, and no other control group holds 5% of the company’s shares, SPDJI would assign that company an IWF of 1.00, as no control group meets the 5% threshold. However, if a company’s officers and directors hold 3% of the company’s shares and another control group holds 20% of the company’s shares, SPDJI would assign an IWF of 0.77, reflecting the fact that 23% of the company’s outstanding shares are considered to be held for control. As of July 31, 2017, companies with multiple share class lines are no longer eligible for inclusion in the SPX. Constituents of the SPX prior to July 31, 2017 with multiple share class lines will be grandfathered in and continue to be included in the SPX. If a constituent company of the SPX reorganizes into a multiple share class line structure, that company will remain in the SPX at the discretion of the S&P Index Committee in order to minimize turnover.
The SPX is calculated using a base-weighted aggregate methodology. The level of the SPX reflects the total market value of all component stocks relative to the base period of the years 1941 through 1943. An indexed number is used to represent the results of this calculation in order to make the level easier to work with and track over time. The actual total market value of the component stocks during the base period of the years 1941 through 1943 has been set to an indexed level of 10. This is often indicated by the notation 1941- 43 = 10. In practice, the daily calculation of the SPX is computed by dividing the total market value of the component stocks by the “index divisor.” By itself, the index divisor is an arbitrary number. However, in the context of the calculation of the SPX, it serves as a link to the original base period level of the SPX. The index divisor keeps the SPX comparable over time and is the manipulation point for all adjustments to the SPX, which is index maintenance.
Index Maintenance
Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructuring or spinoffs. Some corporate actions, such as stock splits and stock dividends, require changes in the common shares outstanding and the stock prices of the companies in the SPX, and do not require index divisor adjustments.
To prevent the level of the SPX from changing due to corporate actions, corporate actions which affect the total market value of the SPX require an index divisor adjustment. By adjusting the index divisor for the change in market value, the level of the SPX remains constant and does not reflect the corporate actions of individual companies in the SPX. Index divisor adjustments are made after the close of trading and after the calculation of the SPX Closing Market Price.
Changes in a company’s shares outstanding of 5.00% or more due to mergers, acquisitions, public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Share changes due to mergers or acquisitions of publicly held companies that trade on a major exchange are implemented when the transaction occurs, even if both of the companies are not in the same headline index, and regardless of the size of the change. All other changes of 5.00% or more (due to, for example, company stock repurchases, private placements, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participation units, at-the-market offerings, or other recapitalizations) are made weekly and are announced on Fridays for implementation after the close of trading on the following Friday.
Changes of less than 5.00% are accumulated and made quarterly on the third Friday of March, June, September, and December, and are usually announced two to five days prior.
If a change in a company’s shares outstanding of 5.00% or more causes a company’s IWF to change by five percentage points or more, the IWF is updated at the same time as the share change. IWF changes resulting from partial tender offers are considered on a case by case basis.
Historical Performance of the SPY
The following graph sets forth the daily historical performance of the SPY in the period from January 1, 2008 through the November 26, 2021. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal gray line in the graph represents the SPY’s hypothetical Downside Threshold of $298.33 (rounded to two decimal places), which is 65% of the SPY’s hypothetical Initial Value of $458.97, which was the SPY’s Closing Market Price on November 26, 2021. The horizontal orange line in the graph represents the SPY’s hypothetical Coupon Barrier of $321.28 (rounded to two decimal places), which is 70% of the SPY’s hypothetical Initial Value. The actual Initial Value, Coupon Barrier and Downside Threshold will be determined on the Trade Date.

This historical data on the SPY is not necessarily indicative of the future performance of the SPY or what the value of the Notes may be. Any historical upward or downward trend in the price of the SPY during any period set forth above is not an indication that the price of the SPY is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the prices and trading patterns of the SPY.
The iShares® Russell 2000 ETF
The IWM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index, its underlying index. The IWM typically earns income dividends from securities included in the Russell 2000® Index. These amounts, net of expenses and taxes (if applicable), are passed along to the IWM’s shareholders as “ordinary income.” In addition, the IWM realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the Notes are linked only to the share price of the IWM, you will not be entitled to receive income, dividend, or capital gain distributions from the IWM or any equivalent payments. The shares of the iShares® Russell 2000 Index ETF trade on the NYSE Arca under the symbol “IWM”.
The shares of the IWM are registered under the Exchange Act. Accordingly, information filed with the SEC relating to the IWM, including its periodic financial reports, may be found on the SEC website.
The Russell 2000® Index
The Russell 2000® Index was developed by Russell Investments (“Russell”) before FTSE International Limited and Russell combined in 2015 to create FTSE Russell, which is wholly owned by London Stock Exchange Group. Additional information on the Russell 2000® Index is available at the following website: http://www.ftserussell.com. No information on that website is deemed to be included or incorporated by reference in this pricing supplement.
Russell began dissemination of the Russell 2000® Index (Bloomberg L.P. index symbol “RTY”) on January 1, 1984. FTSE Russell calculates and publishes the Russell 2000® Index. The Russell 2000® Index was set to 135 as of the close of business on December 31, 1986. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. As a subset of the Russell 3000® Index, the Russell 2000® Index consists of the smallest 2,000 companies included in the Russell 3000® Index. The Russell 3000® Index measures the performance of the largest 3,000 U.S. companies, representing approximately 98% of the investable U.S. equity market. The Russell 2000® Index is determined, comprised, and calculated by FTSE Russell without regard to the Notes.
Selection of Stocks Comprising the Russell 2000® Index
All companies eligible for inclusion in the Russell 2000® Index must be classified as a U.S. company under FTSE Russell’s country-assignment methodology. If a company is incorporated, has a stated headquarters location, and trades in the same country (American Depositary Receipts and American Depositary Shares are not eligible), then the company is assigned to its country of incorporation. If any of the three factors are not the same, FTSE Russell defines three Home Country Indicators (“HCIs”): country of incorporation, country of headquarters, and country of the most liquid exchange (as defined by a two-year average daily dollar trading volume) (“ADDTV”) from all exchanges within a country. Using the HCIs, FTSE Russell compares the primary location of the company’s assets with the three HCIs. If the primary location of its assets matches any of the HCIs, then the company is assigned to the primary location of its assets. If there is insufficient information to determine the country in which the company’s assets are primarily located, FTSE Russell will use the country from which the company’s revenues are primarily derived for the comparison with the three HCIs in a similar manner. FTSE Russell uses the average of two years of assets or revenues data to reduce potential turnover. If conclusive country details cannot be derived from assets or revenues data, FTSE Russell will assign the company to the country of its headquarters, which is defined as the address of the company’s principal executive offices, unless that country is a Benefit Driven Incorporation “BDI” country, in which case the company will be assigned to the country of its most liquid stock exchange. BDI countries include: Anguilla, Antigua and Barbuda, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Guernsey, Isle of Man, Jersey, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten, and Turks and Caicos Islands. For any companies incorporated or headquartered in a U.S. territory, including Puerto Rico, Guam, and U.S. Virgin Islands, a U.S. HCI is assigned.
All securities eligible for inclusion in the Russell 2000® Index must trade on a major U.S. exchange. Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in May to be eligible for inclusion during annual reconstitution. However, in order to reduce unnecessary turnover, if an existing member’s closing price is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices (from its primary exchange) during the month of May is equal to or greater than $1.00. Initial public offerings are added each quarter and must have a closing price at or above $1.00 on the last day of their eligibility period in order to qualify for index inclusion. If an existing stock does not trade on the “rank day” (typically the last trading day in May but a confirmed timetable is announced each spring) but does have a closing price at or above $1.00 on another eligible U.S. exchange, that stock will be eligible for inclusion.
An important criterion used to determine the list of securities eligible for the Russell 2000® Index is total market capitalization, which is defined as the market price as of the last trading day in May for those securities being considered at annual reconstitution times the total number of shares outstanding. Where applicable, common stock, non-restricted exchangeable shares and partnership units/membership interests are used to determine market capitalization. Any other form of shares such as preferred stock, convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, installment receipts or trust receipts, are excluded from the calculation. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. If multiple share classes exist, the pricing vehicle will be designated as the share class with the highest two-year trading volume as of the rank day in May.
Companies with a total market capitalization of less than $30 million are not eligible for the Russell 2000® Index. Similarly, companies with only 5% or less of their shares available in the marketplace are not eligible for the Russell 2000® Index. Royalty trusts, limited liability companies, closed-end investment companies (companies that are required to report Acquired Fund Fees and Expenses, as defined by the SEC, including business development companies), blank check companies, special purpose acquisition companies, and limited partnerships are also ineligible for inclusion. Bulletin board, pink sheets, and over-the-counter (“OTC”) traded securities are not eligible for inclusion. Exchange traded funds and mutual funds are also excluded.
Annual reconstitution is a process by which the Russell 2000® Index is completely rebuilt. Based on Closing Market Prices of the company’s common stock on its primary exchange on the rank day of May of each year, FTSE Russell reconstitutes the composition of the Russell 2000® Index using the then existing market capitalizations of eligible companies. Reconstitution of the Russell 2000® Index occurs on the last Friday in June or, when the last Friday in June is the 29th or 30th, reconstitution occurs on the prior Friday. In addition, FTSE Russell adds initial public offerings to the Russell 2000® Index on a quarterly basis based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. After membership is determined, a security’s shares are adjusted to include only those shares available to the public. This is often referred to as “free float.” The purpose of the adjustment is to exclude from market calculations the capitalization that is not available for purchase and is not part of the investable opportunity set.
Historical Performance of the IWM
The following graph sets forth the daily historical performance of the IWM in the period from January 1, 2008 through November 26, 2021. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal gray line in the graph represents the IWM’s hypothetical Downside Threshold of $144.85 (rounded to two decimal places), which is 65% of the IWM’s hypothetical Initial Value of $222.85, which was the IWM’s Closing Market Price on November 26, 2021. The horizontal orange line in the graph represents the IWM’s hypothetical Coupon Barrier of $156.00 (rounded to two decimal places), which is 70% of the IWM’s hypothetical Initial Value. The actual Initial Value, Coupon Barrier and Downside Threshold will be determined on the Trade Date.

This historical data on the IWM is not necessarily indicative of the future performance of the IWM or what the value of the Notes may be. Any historical upward or downward trend in the price of the IWM during any period set forth above is not an indication that the price of the IWM is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the prices and trading patterns of the IWM.
The iShares® MSCI EAFE ETF
The EFA seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE Index, its underlying index. The EFA typically earns income dividends from securities included in the MSCI EAFE Index. These amounts, net of expenses and taxes (if applicable), are passed along to the EFA’s shareholders as “ordinary income.” In addition, the EFA realizes capital gains or losses whenever it sells securities. Net long-term capital gains are distributed to shareholders as “capital gain distributions.” However, because the Notes are linked only to the share price of the EFA, you will not be entitled to receive income, dividend, or capital gain distributions from the EFA or any equivalent payments. The shares of the iShares® MSCI EAFE ETF trade on the NYSE Arca under the symbol “EFA”.
The shares of the EFA are registered under the Exchange Act.  Accordingly, information filed with the SEC relating to the EFA, including its periodic financial reports, may be found on the SEC website.
The MSCI EAFE Index
The MSCI EAFE Index is intended to measure equity market performance in developed market countries, excluding the U.S. and Canada. The MSCI EAFE Index is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial value of 100. The MSCI EAFE Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours.
The MSCI EAFE Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.
As of the close of business on September 21, 2018, MSCI and S&P Dow Jones Indices LLC updated the Global Industry Classification Sector (“GICS”) structure. Among other things, the update broadened the Telecommunications Services sector and renamed it the Communication Services sector. The renamed sector includes the previously existing Telecommunication Services Industry group, as well as the Media Industry group, which was moved from the Consumer Discretionary sector and renamed the Media & Entertainment Industry group. The Media & Entertainment Industry group contains three industries: Media, Entertainment and Interactive Media & Services. The Media industry continues to consist of the Advertising, Broadcasting, Cable & Satellite and Publishing sub-industries. The Entertainment industry contains the Movies & Entertainment sub-industry (which includes online entertainment streaming companies in addition to companies previously classified in such industry prior to September 21, 2018) and the Interactive Home Entertainment sub-industry (which includes companies previously classified in the Home Entertainment Software sub-industry prior to September 21, 2018 (when the Home Entertainment Software sub-industry was a sub-industry in the Information Technology sector), as well as producers of interactive gaming products, including mobile gaming applications). The Interactive Media & Services industry and sub-industry includes companies engaged in content and information creation or distribution through proprietary platforms, where revenues are derived primarily through pay-per-click advertisements, and includes search engines, social media and networking platforms, online classifieds and online review companies. The GICS structure changes were effective for the MSCI EAFE Index as of the open of business on December 3, 2018 to coincide with the November 2018 semi-annual index review.

The Country Indices
Each country’s index included in an MSCI Index is referred to as a “Country Index.” Under the MSCI methodology, each Country Index is an “MSCI Global Standard Index.” The components of each Country Index used to be selected by the index sponsor from among the universe of securities eligible for inclusion in the relevant Country Index so as to target an 85% free float-adjusted market representation level within each of a number of industry groups, subject to adjustments to (i) provide for sufficient liquidity, (ii) reflect foreign investment restrictions (only those securities that can be held by non-residents of the country corresponding to the relevant Country Index are included) and (iii) meet certain other investibility criteria. Following a change in the index sponsor’s methodology implemented in May 2008, the 85% target is now measured at the level of the country universe of eligible securities rather than the industry group level—so each Country Index will seek to include the securities that represent 85% of the free float-adjusted market capitalization of all securities eligible for inclusion—but will still be subject to liquidity, foreign investment restrictions and other investibility adjustments. The index sponsor defines “free float” as total shares excluding shares held by strategic investors such as governments, corporations, controlling shareholders and management, and shares subject to foreign ownership restrictions.
Calculation of the Country Indices
Each Country Index is a free float-adjusted market capitalization index that is designed to measure the market performance, including price performance, of the equity securities in that country. Each Country Index is calculated in the relevant local currency as well as in U.S. dollars, with price, gross and net returns.
Each component is included in the relevant Country Index at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the components in that Country Index. The index sponsor defines the free float of a security as the proportion of shares outstanding that is deemed to be available for purchase in the public equity markets by international investors.
Calculation of the MSCI Indices
The performance of an MSCI Index on any given day represents the weighted performance of all of the components included in all of the Country Indices. Each component in an MSCI Index is included at a weight that reflects the ratio of its free float-adjusted market capitalization (i.e., free public float multiplied by price) to the free float-adjusted market capitalization of all the components included in all of the Country Indices.
Maintenance of and Changes to the MSCI Indices
The index sponsor maintains the MSCI Indices with the objective of reflecting, on a timely basis, the evolution of the underlying equity markets and segments. In maintaining the indices, emphasis is also placed on continuity, continuous investibility of the constituents, replicability, index stability and low turnover in the indices.
As part of the changes to the index sponsor’s methodology which became effective in May 2008, maintenance of the indices falls into three broad categories:
●
semi-annual reviews, which will occur each May and November and will involve a comprehensive re-evaluation of the market, the universe of eligible securities and other factors involved in composing the indices;

●
quarterly reviews, which will occur each February, May, August and November and will focus on significant changes in the market since the last semi-annual review and on including significant new eligible securities (such as IPOs, which were not eligible for earlier inclusion in the indices); and

●
ongoing event-related changes, which will generally be reflected in the indices at the time of the event and will include changes resulting from mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events.

Based on these reviews, additional components may be added, and current components may be removed, at any time. The index sponsor generally announces all changes resulting from semi-annual reviews, quarterly reviews and ongoing events in advance of their implementation, although in exceptional cases they may be announced during market hours for same or next day implementation.
Neither we nor any of our affiliates, including BofAS, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the MSCI Indices. The index sponsor does not guarantee the accuracy or the completeness of the MSCI Indices or any data included in the MSCI Indices. The index sponsor assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the MSCI Indices. The index sponsor disclaims all responsibility for any errors or omissions in the calculation and dissemination of the MSCI Indices or the manner in which the MSCI Indices is applied in determining the amount payable on the Notes at maturity.
Prices and Exchange Rates
Prices
The prices used to calculate the MSCI Indices are the official exchange closing prices or those figures accepted as such. The index sponsor reserves the right to use an alternative pricing source on any given day.
Exchange Rates
The index sponsor uses the closing spot rates published by WM / Reuters at 4:00 p.m., London time. The index sponsor uses WM / Reuters rates for all countries for which it provides indices.

In case WM/Reuters does not provide rates for specific markets on given days (for example Christmas Day and New Year’s Day), the previous business day’s rates are normally used. The index sponsor independently monitors the exchange rates on all its indices and may, under exceptional circumstances, elect to use an alternative exchange rate if the WM / Reuters rates are not available, or if the index sponsor determines that the WM / Reuters rates are not reflective of market circumstances for a given currency on a particular day. In such circumstances, an announcement would be sent to clients with the related information. If appropriate, the index sponsor may conduct a consultation with the investment community to gather feedback on the most relevant exchange rate.Historical Performance of the Underlying
Historical Performance of the EFA
The following graph sets forth the daily historical performance of the EFA in the period from January 1, 2008 through November 26, 2021. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. The horizontal gray line in the graph represents the EFA’s hypothetical Downside Threshold of $50.13 (rounded to two decimal places), which is 65% of the EFA’s hypothetical Initial Value of $77.13, which was the EFA’s Closing Market Price on November 26, 2021. The horizontal orange line in the graph represents the EFA’s hypothetical Coupon Barrier of $53.99 (rounded to two decimal places), which is 70% of the EFA’s hypothetical Initial Value. The actual Initial Value, Coupon Barrier and Downside Threshold will be determined on the Trade Date.

This historical data on the EFA is not necessarily indicative of the future performance of the EFA or what the value of the Notes may be. Any historical upward or downward trend in the price of the EFA during any period set forth above is not an indication that the price of the EFA is more or less likely to increase or decrease at any time over the term of the Notes.
Before investing in the Notes, you should consult publicly available sources for the prices and trading patterns of the EFA.

Correlation of the Underlyings
The graph below illustrates the daily performance of the SPY, the IWM and the EFA from January 1, 2008 through November 26, 2021. For comparison purposes, each Underlying has been “normalized” to have a Closing Market Price of 100 on January 1, 2008 by dividing the Closing Market Price of that Underlying on each trading day by the Closing Market Price of that Underlying on January 1, 2008 and multiplying by 100. We obtained the Closing Market Prices used to determine the normalized Closing Market Prices set forth below from Bloomberg L.P., without independent verification.
The correlation of a group of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction. The correlation between a group of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the prices of all Underlyings are increasing together or decreasing together and the ratio of their returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the returns of that group of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the price of one Underlying increases, the prices of the other Underlyings decrease and the ratio of their returns has been constant).
The graph below illustrates the historical performance of each Underlying relative to each other over the time period shown and provides an indication of how close the relative performance of each Underlying has historically been to the other Underlyings. A closer relationship between the daily returns of two or more underlying assets over a given period indicates that such underlying assets have been more positively correlated. Lower (or more-negative) correlation among two or more underlying assets over a given period may indicate that it is less likely that those underlying assets will subsequently move in the same direction. Therefore, lower correlation among the Underlyings may indicate a greater potential for one of the Underlyings to close below its respective Coupon Barrier or Downside Threshold on an Observation Date, including the Final Observation Date, as applicable, because there may be a greater likelihood that at least one of the Underlyings will decrease in value significantly. However, even if the Underlyings have a higher positive correlation, one or all of the Underlyings may close below the respective Coupon Barrier(s) or  Downside Threshold(s) on an Observation Date or  the Final Observation Date, as applicable, as the Underlyings may each decrease in value. Moreover, the actual correlation among the Underlyings may differ, perhaps significantly, from their historical correlation. Although the correlation of the Underlyings’ performance may change over the term of the Notes, the economic terms of the Notes, including the Contingent Coupon Rate, Downside Threshold and Coupon Barrier are determined, in part, based on the correlation of the Underlyings’ performance calculated using our and our affiliates' pricing models at the time when the terms of the Notes are finalized. All other things being equal, a higher Contingent Coupon Rate and lower Downside Threshold and Coupon Barrier is generally associated with lower correlation among the Underlyings, which may indicate a greater potential for missed Contingent Coupon Payments and/or a significant loss on your investment at maturity. See “Risk Factors — You are exposed to the market risk of each Underlying”, and “—Because the Notes are linked to the performance of the least performing among the SPY, the IWM and the EFA, you are exposed to greater risk of receiving no Contingent Coupon Payments or sustaining a significant loss on your investment than if the Notes were linked to just the SPY, just the IWM or just the EFA” herein.
Past performance and correlation of the Underlyings are not indicative of the future performance or correlation of the Underlyings.

Supplement to the Plan of Distribution; Role of BofAS and Conflicts of Interest
BofAS, an affiliate of BofA Finance and the lead selling agent for the sale of the Notes, will receive an underwriting discount of $0.15 for any Note sold in this offering. UBS, as selling agent for sales of the Notes, expects to purchase from BofAS, and BofAS expects to sell to UBS, all of the Notes sold in this offering for $9.85 per Note. UBS proposes to offer the Notes to the public at a price of $10.00 per Note. UBS will receive an underwriting discount of $0.15 for each Note it sells to the public. The underwriting discount will be received by UBS and its financial advisors collectively. If all of the Notes are not sold at the initial offering price, BofAS may change the public offering price and other selling terms.
BofAS, a broker-dealer affiliate of ours, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as lead selling agent in the distribution of the Notes. Accordingly, the offering of the Notes will conform to the requirements of FINRA Rule 5121. BofAS may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.
We will deliver the Notes against payment therefor in New York, New York on a date that is greater than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.
BofAS and any of our other broker-dealer affiliates may use this pricing supplement, and the accompanying product supplement, prospectus supplement and prospectus, for offers and sales in secondary market transactions and market-making transactions in the Notes. However, they are not obligated to engage in such secondary market transactions and/or market-making transactions. BofAS may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market conditions at the time of the sale.
As agreed by BofAS and UBS, for approximately a five-month period after the Trade Date, to the extent BofAS offers to buy the Notes in the secondary market, it will do so at a price that will exceed the estimated value of the Notes at that time. The amount of this excess will decline on a straight line basis over that period. Thereafter, if BofAS buys or sells your Notes, it will do so at prices that reflect the estimated value determined by reference to its pricing models at that time. Any price at any time after the Trade Date will be based on then-prevailing market conditions and other considerations, including the performance of the Underlyings and the remaining term of the Notes. However, none of us, the Guarantor, BofAS, UBS or any other party is obligated to purchase your Notes at any price or at any time, and we cannot assure you that any party will purchase your Notes at a price that equals or exceeds the initial estimated value of the Notes.
Any price that BofAS may pay to repurchase the Notes will depend upon then prevailing market conditions, the creditworthiness of us and the Guarantor, and transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the Notes.
Sales Outside of the United States
The Notes have not been approved for public sale in any jurisdiction outside of the United States. There has been no registration or filing as to the Notes with any regulatory, securities, banking, or local authority outside of the United States and no action has been taken by BofA Finance, BAC, BofAS or any other affiliate of BAC, or by UBS or any of its affiliates, to offer the Notes in any jurisdiction other than the United States. As such, these Notes are made available to investors outside of the United States only in jurisdictions where it is lawful to make such offer or sale and only under circumstances that will result in compliance with applicable laws and regulations, including private placement requirements.
Further, no offer or sale of the Notes is being made to residents of:
●	Belize
●	Aruba
●	Botswana
●	Belgium
●	Malaysia
●	Kazakhstan
●	India
●	Russia
You are urged to carefully review the selling restrictions that may be applicable to your jurisdiction beginning on page S-68 of the accompanying prospectus supplement.
European Economic Area and United Kingdom
None of this pricing supplement, the accompanying product supplement, the accompanying prospectus or the accompanying prospectus supplement is a prospectus for the purposes of the Prospectus Regulation (as defined below). This pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement have been prepared on the basis that any offer of Notes in any Member State of the European Economic Area (the “EEA”) or in the United Kingdom (each, a “Relevant State”) will only be made to a legal entity which is a qualified investor under the Prospectus Regulation (“Qualified Investors”). Accordingly any person making or intending to make an offer in that Relevant State of Notes which are the subject of the offering contemplated in this pricing supplement, the accompanying product supplement, the accompanying prospectus and the accompanying prospectus supplement may only do so with respect to Qualified Investors. Neither BofA Finance nor BAC has authorized, nor does it authorize, the making of any offer of Notes other than to Qualified Investors. The expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
PROHIBITION OF SALES TO EEA AND UNITED KINGDOM RETAIL INVESTORS — The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA or in the United Kingdom. For these purposes: (a) a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the Insurance Distribution Directive), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation; and (b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes. Consequently no key information document required by Regulation (EU) No 1286/2014, as amended (the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the United Kingdom may be unlawful under the PRIIPs Regulation.
United Kingdom
The communication of this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying prospectus and any other document or materials relating to the issue of the Notes offered hereby is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000, as amended (the “FSMA”). Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials as a financial promotion is only being made to those persons in the United Kingdom who have professional experience in matters relating to investments and who fall within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Financial Promotion Order”)), or who fall within Article 49(2)(a) to (d) of the Financial Promotion Order, or who are any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the Notes offered hereby are only available to, and any investment or investment activity to which this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement and the accompanying prospectus relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this pricing supplement, the accompanying product supplement, the accompanying prospectus supplement or the accompanying prospectus or any of their contents.
Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of the Notes may only be communicated or caused to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Guarantor.
All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the Notes in, from or otherwise involving the United Kingdom.

Structuring the Notes
The Notes are our debt securities, the return on which is linked to the performance of the Underlyings. The related guarantees are BAC’s obligations. Any payments on the Notes, including any Contingent Coupon Payments, depend on the credit risk of BofA Finance and BAC and on the performance of each of the Underlyings. The economic terms of the Notes reflect our and BAC's actual or perceived creditworthiness at the time of pricing and are based on BAC’s internal funding rate, which is the rate it would pay to borrow funds through the issuance of market-linked Notes, and the economic terms of certain related hedging arrangements it enters into. BAC’s internal funding rate is typically lower than the rate it would pay when it issues conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charges described elsewhere in this pricing supplement, will reduce the economic terms of the Notes to you and the initial estimated value of the Notes. Due to these factors, the public offering price you pay to purchase the Notes will be greater than the initial estimated value of the Notes as of the Trade Date.
On the cover page of this preliminary pricing supplement, we have provided the initial estimated value range for the Notes. The final pricing supplement will set forth the initial estimated value of the Notes as of the Trade Date.
In order to meet our payment obligations on the Notes, at the time we issue the Notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of our other affiliates. The terms of these hedging arrangements are determined based upon terms provided by BofAS and its affiliates, and take into account a number of factors, including our and BAC’s creditworthiness, interest rate movements, the volatility of the Underlyings, the tenor of the Notes and the hedging arrangements. The economic terms of the Notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include hedging related charges, reflecting the costs associated with, and our affiliates’ profit earned from, these hedging arrangements. Since hedging entails risk and may be influenced by unpredictable market forces, actual profits or losses from these hedging transactions may be more or less than any expected amounts.
For further information, see “Risk Factors” beginning on page PS-7 above and “Supplemental Use of Proceeds” on page PS-19 of the accompanying product supplement.

U.S. Federal Income Tax Summary
The following summary of the material U.S. federal income and estate tax considerations of the acquisition, ownership, and disposition of the Notes supplements, and to the extent inconsistent supersedes, the discussions under “U.S. Federal Income Tax Considerations” in the accompanying prospectus and under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and is not exhaustive of all possible tax considerations. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), regulations promulgated under the Code by the U.S. Treasury Department (“Treasury”) (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. This summary does not include any description of the tax laws of any state or local governments, or of any foreign government, that may be applicable to a particular holder.
Although the Notes are issued by us, they will be treated as if they were issued by BAC for U.S. federal income tax purposes. Accordingly throughout this tax discussion, references to “we,” “our” or “us” are generally to BAC unless the context requires otherwise.
This summary is directed solely to U.S. Holders and Non-U.S. Holders that, except as otherwise specifically noted, will purchase the Notes upon original issuance and will hold the Notes as capital assets within the meaning of Section 1221 of the Code, which generally means property held for investment, and that are not excluded from the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus.
You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the Notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.
General
Although there is no statutory, judicial, or administrative authority directly addressing the characterization of the Notes, we intend to treat the Notes for all tax purposes as contingent income-bearing single financial contracts with respect to the Underlyings and under the terms of the Notes, we and every investor in the Notes agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat the Notes in accordance with such characterization. In the opinion of our counsel, Sidley Austin LLP, it is reasonable to treat the Notes as contingent income-bearing single financial contracts with respect to the Underlyings. However, Sidley Austin LLP has advised us that it is unable to conclude that it is more likely than not that this treatment will be upheld. This discussion assumes that the Notes constitute contingent income-bearing single financial contracts with respect to the Underlyings for U.S. federal income tax purposes.  If the Notes did not constitute contingent income-bearing single financial contracts, the tax consequences described below would be materially different.
This characterization of the Notes is not binding on the IRS or the courts. No statutory, judicial, or administrative authority directly addresses the characterization of the Notes or any similar instruments for U.S. federal income tax purposes, and no ruling is being requested from the IRS with respect to their proper characterization and treatment. Due to the absence of authorities on point, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain, and no assurance can be given that the IRS or any court will agree with the characterization and tax treatment described in this pricing supplement.  Accordingly, you are urged to consult your tax advisor regarding all aspects of the U.S. federal income tax consequences of an investment in the Notes, including possible alternative characterizations.
Unless otherwise stated, the following discussion is based on the characterization described above.  The discussion in this section assumes that there is a significant possibility of a significant loss of principal on an investment in the Notes.
We will not attempt to ascertain whether the issuer of any Underlying would be treated as a “passive foreign investment company” (“PFIC”), within the meaning of Section 1297 of the Code, or a United States real property holding corporation, within the meaning of Section 897(c) of the Code.  If the issuer of any Underlying were so treated, certain adverse U.S. federal income tax consequences could possibly apply to a holder of the Notes. You should refer to information filed with the SEC by the issuers of the Underlyings and consult your tax advisor regarding the possible consequences to you, if any, if the issuer of any Underlying is or becomes a PFIC or is or becomes a United States real property holding corporation.
U.S. Holders
Although the U.S. federal income tax treatment of any Contingent Coupon Payment on the Notes is uncertain, we intend to take the position, and the following discussion assumes, that any Contingent Coupon Payment constitutes taxable ordinary income to a U.S. Holder at the time received or accrued in accordance with the U.S. Holder’s regular method of accounting.  By purchasing the Notes you agree, in the absence of an administrative determination or judicial ruling to the contrary, to treat any Contingent Coupon Payment as described in the preceding sentence.
Upon receipt of a cash payment at maturity or upon a sale, exchange, or redemption of the Notes prior to maturity, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized (other than amounts representing any Contingent Coupon Payment, which would be taxed as described above) and the U.S. Holder’s tax basis in the Notes. A U.S. Holder’s tax basis in the Notes will equal the amount paid by that holder to acquire them. Subject to the discussion below concerning the possible application of the “constructive ownership” rules of Section 1260 of the Code, this capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder held the Notes for more than one year. The deductibility of capital losses is subject to limitations.
Possible Application of Section 1260 of the Code. Since the Underlyings are the type of financial asset described under Section 1260 of the Code (including, among others, any equity interest in pass-through entities such as exchange traded funds, regulated investment companies, real estate investment trusts, partnerships, and passive foreign investment companies, each a “Section 1260 Financial Asset”), while the matter is not entirely clear, there may exist a risk that an investment in the Notes will be treated, in whole or in part,  as a “constructive ownership transaction” to which Section 1260 of the Code applies. If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a U.S. Holder in respect of the Notes will be recharacterized as ordinary income (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. Holder in taxable years prior to the taxable year of the sale, exchange, redemption, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, redemption, or settlement).
If an investment in the Notes is treated as a constructive ownership transaction, it is not clear to what extent any long-term capital gain of a U.S. Holder in respect of the Notes will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of the Notes will equal the excess of (i) any long-term capital gain recognized by the U.S. Holder in respect of the Notes and attributable to Section 1260 Financial Assets, over (ii) the “net underlying long-term capital gain” (as defined in Section 1260 of the Code) such U.S. Holder would have had if such U.S. Holder had acquired an amount of the corresponding Section 1260 Financial Assets at fair market value on the original issue date for an amount equal to the portion of the issue price of the Notes attributable to the corresponding Section 1260 Financial Assets and sold such amount of Section 1260 Financial Assets at maturity or upon sale, exchange, or redemption of the Notes at fair market value. Unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero and therefore it is possible that all long-term capital gain recognized by a U.S. Holder in respect of the Notes will be recharacterized as ordinary income if Section 1260 of the Code applies to an investment in the Notes. U.S. Holders should consult their tax advisors regarding the potential application of Section 1260 of the Code to an investment in the Notes.
As described below, the IRS, as indicated in Notice 2008-2 (the “Notice”), is considering whether Section 1260 of the Code generally applies or should apply to the Notes, including in situations where the Underlyings are not the type of financial asset described under Section 1260 of the Code.
Alternative Tax Treatments. Due to the absence of authorities that directly address the proper tax treatment of the Notes, prospective investors are urged to consult their tax advisors regarding all possible alternative tax treatments of an investment in the Notes. In particular, the IRS could seek to subject the Notes to the Treasury regulations governing contingent payment debt instruments. If the IRS were successful in that regard, the timing and character of income on the Notes would be affected significantly. Among other things, a U.S. Holder would be required to accrue original issue discount every year at a “comparable yield” determined at the time of issuance. In addition, any gain realized by a U.S. Holder at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary income, and any loss realized at maturity or upon a sale, exchange, or redemption of the Notes generally would be treated as ordinary loss to the extent of the U.S. Holder’s prior accruals of original issue discount, and as capital loss thereafter.
In addition, it is possible that the Notes could be treated as a unit consisting of a deposit and a put option written by the Note holder, in which case the timing and character of income on the Notes would be affected significantly.
The Notice sought comments from the public on the taxation of financial instruments currently taxed as “prepaid forward contracts.” This Notice addresses instruments such as the Notes. According to the Notice, the IRS and Treasury are considering whether a holder of an instrument such as the Notes should be required to accrue ordinary income on a current basis, regardless of whether any payments are made prior to maturity. It is not possible to determine what guidance the IRS and Treasury will ultimately issue, if any.  Any such future guidance may affect the amount, timing and character of income, gain, or loss in respect of the Notes, possibly with retroactive effect.
The IRS and Treasury are also considering additional issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, whether Section 1260 of the Code, concerning certain “constructive ownership transactions,” generally applies or should generally apply to such instruments, and whether any of these determinations depend on the nature of the underlying asset.
In addition, proposed Treasury regulations require the accrual of income on a current basis for contingent payments made under certain notional principal contracts. The preamble to the regulations states that the “wait and see” method of accounting does not properly reflect the economic accrual of income on those contracts, and requires current accrual of income for some contracts already in existence. While the proposed regulations do not apply to prepaid forward contracts, the preamble to the proposed regulations expresses the view that similar timing issues exist in the case of prepaid forward contracts. If the IRS or Treasury publishes future guidance requiring current economic accrual for contingent payments on prepaid forward contracts, it is possible that you could be required to accrue income over the term of the Notes.
Because of the absence of authority regarding the appropriate tax characterization of the Notes, it is also possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences that are different from those described above. For example, the IRS could possibly assert that any gain or loss that a holder may recognize at maturity or upon the sale, exchange, or redemption of the Notes should be treated as ordinary gain or loss.

Non-U.S. Holders
Because the U.S. federal income tax treatment of the Notes (including any Contingent Coupon Payment) is uncertain, we (or the applicable paying agent) will withhold U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) on the entire amount of any Contingent Coupon Payment made unless such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the U.S. (in which case, to avoid withholding, the Non-U.S. Holder will be required to provide a Form W-8ECI). We (or the applicable paying agent) will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a Non-U.S. Holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable. In addition, special rules may apply to claims for treaty benefits made by Non-U.S. Holders that are entities rather than individuals. The availability of a lower rate of withholding under an applicable income tax treaty will depend on whether such rate applies to the characterization of the payments under U.S. federal income tax laws. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.
Except as discussed below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax for amounts paid in respect of the Notes (not including, for the avoidance of doubt, amounts representing any Contingent Coupon Payment which would be subject to the rules discussed in the previous paragraph) upon the sale, exchange, or redemption of the Notes or their settlement at maturity, provided that the Non-U.S. Holder complies with applicable certification requirements and that the payment is not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business.  Notwithstanding the foregoing, gain from the sale, exchange, or redemption of the Notes or their settlement at maturity may be subject to U.S. federal income tax if that Non-U.S. Holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of the sale, exchange, redemption, or settlement and certain other conditions are satisfied.
If a Non-U.S. Holder of the Notes is engaged in the conduct of a trade or business within the U.S. and if any Contingent Coupon Payment and gain realized on the settlement at maturity, or upon sale, exchange or redemption of the Notes, is effectively connected with the conduct of such trade or business (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.), the Non-U.S. Holder, although exempt from U.S. federal withholding tax, generally will be subject to U.S. federal income tax on such Contingent Coupon Payment and gain on a net income basis in the same manner as if it were a U.S. Holder. Such Non-U.S. Holders should read the material under the heading “—U.S. Holders,” for a description of the U.S. federal income tax consequences of acquiring, owning, and disposing of the Notes.  In addition, if such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax equal to 30% (or such lower rate provided by any applicable tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.
A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder.  Under Treasury regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Based on our determination that the Notes are not delta-one instruments, Non-U.S. Holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Underlyings or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. Holders that enter, or have entered, into other transactions in respect of the Underlyings or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the Notes to become subject to withholding tax in addition to the withholding tax described above, tax will be withheld at the applicable statutory rate.  Prospective Non-U.S. Holders should consult their own tax advisors regarding the tax consequences of such alternative characterizations.
U.S. Federal Estate Tax. Under current law, while the matter is not entirely clear, individual Non-U.S. Holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, a Note is likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in a Note.
Backup Withholding and Information Reporting
Please see the discussion under “U.S. Federal Income Tax Considerations — General — Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the Notes.